Exhibit 99.1
FOR IMMEDIATE RELEASE

July 26, 2018

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter 2018 Operating Results

DALLAS, TEXAS, July 26, 2018 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $48.8 million for the quarter ended June 30, 2018. In comparison, for the quarters ended March 31, 2018 and June 30, 2017, the Bank reported net income of $41.7 million and $43.8 million, respectively. For the six months ended June 30, 2018, the Bank reported net income of $90.6 million, as compared to $78.9 million for the six months ended June 30, 2017.

The $7.1 million increase in net income from the first quarter of 2018 to the second quarter of 2018 was attributable to an increase in the Bank's net interest income ($7.9 million) and a decrease in its non-interest expenses ($1.8 million), offset by a decrease in its non-interest income ($1.8 million) and an increase in its AHP assessment ($0.8 million).

The $5.0 million increase in net income for the second quarter of 2018, as compared to the second quarter of 2017, was attributable to an increase in the Bank's net interest income ($14.5 million), offset by a decrease in its non-interest income ($7.5 million) and increases in its non-interest expenses ($1.4 million) and its AHP assessment ($0.6 million).

Total assets at June 30, 2018 were $75.9 billion, compared with $65.1 billion at March 31, 2018 and $68.5 billion at December 31, 2017. The $10.8 billion increase in total assets for the second quarter was attributable primarily to increases in the Bank's advances ($8.3 billion), short-term liquidity portfolio ($2.3 billion) and mortgage loans held for portfolio ($0.3 billion). The $7.4 billion increase in total assets for the six months ended June 30, 2018 was attributable primarily to increases in the Bank's advances ($7.1 billion), long-term investments ($0.6 billion) and mortgage loans held for portfolio ($0.4 billion), partially offset by a decrease in the Bank's short-term liquidity portfolio ($0.6 billion).

Advances totaled $43.6 billion at June 30, 2018, compared with $35.3 billion at March 31, 2018 and $36.5 billion at December 31, 2017. The Bank's mortgage loans held for portfolio totaled $1.3 billion at June 30, 2018, as compared to $1.0 billion at March 31, 2018 and $0.9 billion at December 31, 2017.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled approximately $1.8 billion, $1.9 billion and $1.9 billion at June 30, 2018, March 31, 2018 and December 31, 2017, respectively. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $15.1 billion at June 30, 2018, as compared to $15.0 billion at March 31,

2018 and $14.4 billion at December 31, 2017. At June 30, 2018, March 31, 2018 and December 31, 2017, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity portfolio, which is comprised substantially of overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills and U.S. Treasury Notes with short remaining terms, totaled $13.9 billion at June 30, 2018, compared to $11.6 billion at March 31, 2018 and $14.5 billion at December 31, 2017.

The Bank's retained earnings increased to $1.0 billion at June 30, 2018 from $972 million at March 31, 2018 and $942 million at December 31, 2017. On June 27, 2018, a dividend of $13.6 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and six months ended June 30, 2018 (and, for comparative purposes, as of March 31, 2018 and December 31, 2017, and for the quarters ended March 31, 2018 and June 30, 2017 and the six months ended June 30, 2017) is set forth below. Further discussion and analysis regarding the Bank's second quarter results will be included in its Form 10-Q for the quarter ended June 30, 2018 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 825 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended June 30, 2018
(Unaudited, in thousands)

	June 30, 2018	March 31, 2018	December 31, 2017
Selected Statement of Condition Data:

Assets
Investments (1)	$30,807,424	$28,571,090	$30,941,464
Advances	43,589,555	35,303,746	36,460,524
Mortgage loans held for portfolio, net	1,321,815	1,019,382	877,852
Cash and other assets	221,083	205,614	244,461
Total assets	$75,939,877	$65,099,832	$68,524,301

Liabilities
Consolidated obligations
Discount notes	$39,322,407	$26,641,297	$32,510,758
Bonds	31,141,214	33,502,435	31,376,858
Total consolidated obligations	70,463,621	60,143,732	63,887,616
Mandatorily redeemable capital stock	824	832	5,941
Other liabilities	1,563,113	1,356,263	1,150,718
Total liabilities	72,027,558	61,500,827	65,044,275
Capital
Capital stock — putable	2,660,055	2,350,943	2,317,937
Retained earnings	1,007,688	972,435	941,763
Total accumulated other comprehensive income	244,576	275,627	220,326
Total capital	3,912,319	3,599,005	3,480,026
Total liabilities and capital	$75,939,877	$65,099,832	$68,524,301

Total regulatory capital (2)	$3,668,567	$3,324,210	$3,265,641

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Selected Statement of Income Data:
Net interest income (3)	$76,005	$68,093	$61,514	$144,098	$114,260
Other income	425	2,274	7,890	2,699	16,447
Other expense	22,169	23,991	20,774	46,160	43,034
AHP assessment	5,427	4,640	4,867	10,067	8,772
Net income	$48,834	$41,736	$43,763	$90,570	$78,901

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of June 30, 2018, March 31, 2018 and December 31, 2017, total regulatory capital represented 4.83 percent, 5.11 percent and 4.77 percent, respectively, of total assets as of those dates.

(3)	Net interest income is net of the provision for loan losses.

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